UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2014

MITEL NETWORKS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Canada	001-34699	98-0621254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Legget Drive

Ottawa, Ontario K2K 2W7

(Address of Principal Executive Offices) (Zip Code)

(613) 592-2122

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry Into a Material Agreement.

On January 31, 2014, Mitel Networks Corporation (the “Registrant” or “Mitel”), in connection with the closing of the Arrangement (as defined and described in Item 2.01 below) completed a refinancing of its long-term senior debt by entering into a senior secured credit agreement among itself and Mitel U.S. Holdings, Inc. as the borrowers (the “Borrowers”), Jefferies Finance LLC as the administrative agent and collateral agent, TD Securities (USA) LLC as the syndication agent, HSBC Bank Canada and Export Development Canada as the co-documentation agent and Jefferies Finance LLC and TD Securities (USA) LLC as joint lead arrangers and joint bookrunners, and the lenders named therein (the “Credit Agreement”).

The Credit Agreement consists of an undrawn US$50 million revolving credit facility and a fully drawn US$355.0 million term loan facility (each, a “Credit Facility” and together, the “New Credit Facilities”). Proceeds of US$355.0 million from the New Credit Facilities (net of original issue discount of US$2.025 million) were used to repay the remaining US$266.7 million outstanding under Mitel’s existing first and second lien credit facilities, as well as fees and expenses related to the refinancing transaction. An additional $76.9 million was used to pay a portion of the cash consideration to Aastra Technologies Ltd. (“Aastra”) shareholders in connection with the Arrangement as disclosed below.

The undrawn US$50 million revolving Credit Facility bears interest at LIBOR, or a base rate at the option of Mitel, plus an applicable margin which is currently 4.25% and the revolving Credit Facility matures on January 31, 2019. Mitel may also borrow Canadian dollars under the revolving Credit Facility. Such borrowings bear interest at the Canadian prime rate plus an applicable margin, which is currently 4.25%. The US$355.0 million term loan bears interest at LIBOR (subject to a 1.00% floor), or a base rate at the option of Mitel, plus an applicable margin which is currently 4.25% and the term Credit Facility matures on January 31, 2020. The term Credit Facility requires quarterly principal repayments of 0.25% of the original outstanding principal amount.

Mitel is also required to make annual principal repayments on the term Credit Facility based on a percentage of excess cash flow (as defined in the Credit Agreement). The annual repayments are required to be paid within 100 days of the end of Mitel’s fiscal year (December 31), beginning after the end of fiscal 2014. The Credit Agreement provides that under certain circumstances Mitel will be required to make a prepayment premium payment of 1% over the principal amount in respect of prepayments of the term Credit Facility that are made within the first six months following the loan. Otherwise, the term Credit Facility can be prepaid without premium or penalty.

The Credit Agreement contains customary default clauses, wherein repayment of one or more of the New Credit Facilities may be accelerated in the event of an uncured default. The proceeds from the issuance of debt, and proceeds from the sale of Mitel’s assets, may also be required to be used, in whole or in part, to make mandatory prepayments under the Credit Agreement.

The Credit Agreement contains affirmative and negative covenants, including: (a) periodic financial reporting requirements, (b) a maximum ratio of Consolidated Total Debt (as defined in the Credit Agreement) to the trailing twelve months of Consolidated EBITDA (as defined in the Credit Agreement) (“Leverage Ratio”), (c) limitations on the incurrence of subsidiary indebtedness and also indebtedness of the borrowers themselves, (d) limitations on liens, (e) limitations on investments, (f) limitations on the payment of dividends and (g) limitations on capital expenditures. The maximum Leverage Ratio under the Credit Agreement applies to Mitel for the period ending June 30, 2014 and for all fiscal quarters thereafter as follows:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
June 30, 2014 through March 31, 2015	3.00:1.00
June 30, 2015 through March 31, 2016	2.50:1.00
June 30, 2016 through March 31, 2017	2.25:1.00
June 30, 2017 and thereafter	2.00:1.00

The lenders and the agents (and their respective subsidiaries or affiliates) under the New Credit Facilities have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to Mitel, its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Borrowers or their subsidiaries or affiliates, for such services.

The foregoing description of the Credit Agreement governing the New Credit Facilities is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02        Termination of a Material Definitive Agreement

On January 31, 2014, contemporaneously with the execution and delivery of the Credit Agreement governing the New Credit Facilities, the first lien and second lien credit agreements, each dated as of February 27, 2013 were terminated and all outstanding amounts thereunder were repaid with the net proceeds from the New Credit Facilities. Mitel incurred a prepayment amount of 3% over the principal amount of the existing second lien credit facility and a prepayment amount of 1% over the principal amount of the existing first lien term loan facility in connection with the early repayment and termination of the agreements. For a full description of the first lien and second lien credit agreements that were terminated, see Mitel’s Form 8-K filed with the SEC on March 4, 2013.

Item 2.01        Completion of Acquisition or Disposition of Assets.

On January 31, 2014, Mitel, pursuant to the terms of the previously announced arrangement agreement dated as of November 10, 2013 (the “Arrangement Agreement”), acquired ownership of 12,267,364 common shares of Aastra, representing 100% of the issued and outstanding common shares in the capital of Aastra (the “Aastra Shares”). Aastra, headquartered in Ontario, Canada, makes products and systems for accessing communication networks including the Internet. Aastra’s products include residential and business telephone terminals, screen telephones, Enterprise Private branch exchanges (PBX), network access terminals and high quality digital video encoders, decoders and gateways. A substantial majority of Aastra’s business operations are located in Europe. The Aastra Shares were acquired by way of a court-approved statutory plan of arrangement pursuant to the Canada Business Corporations Act (the “Arrangement”) and was approved by the requisite vote cast by shareholders of Aastra at a special meeting that occurred on January 9, 2014. Under the terms of the Arrangement, shareholders of Aastra received US$6.52 in cash plus 3.6 common shares of Mitel (the “Mitel Shares”) for each Aastra common share held. The total amount of cash paid by Mitel was approximately US$80.0 million and 44,162,509 Mitel Shares were issued. Mitel financed the cash consideration of the transaction from cash on hand and from a portion of the proceeds from the New Credit Facilities described in Item 1.01 above.

Dr. Terence Matthews, Chairman of the Board of Mitel, and Kanata Research Park Corporation, an entity controlled by Dr. Matthews (collectively, the “Matthews Group Parties”), and Arsenal Holdco I, S.A.R.L. and Arsenal Holdco II, S.A.R.L, entities controlled by the Francisco Partners (collectively, the “Francisco Partners Parties”), control, in the aggregate, approximately 33.4% of the common shares of the combined company (12.6% by the Matthews Group Parties and 20.8% by Francisco Partners Parties). The Matthews Group Parties and Francisco Partners Parties remain subject to lock-up provisions whereby neither is permitted to (i) sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, approximately 90% of the total number of Mitel common shares held by such parties (the “Locked-Up Mitel Shares”); (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Locked-Up Mitel Shares, whether any such transaction is to be settled by delivery of common shares of Mitel or such other securities, in cash or otherwise; or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii), in each case, for 180 days after January 31, 2014, which is the effective date of the Arrangement.

The foregoing description of the Arrangement Agreement and the Arrangement is not complete and is qualified in its entirety by reference to the full text of the Arrangement Agreement, dated November 10, 2013, by and between Mitel and Aastra, a copy of which is included as exhibit 10.1 to the Form 8-K filed with the Securities and Exchange Commission on November 14, 2013.

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the completion of the Arrangement, Mitel has increased the number of directors on the Mitel Board of Directors (the “Board”) from eight to nine. Jean-Paul Cossart and Henry Perret have resigned from the Board and, pursuant to Aastra’s right to appoint three Board nominees, the Board has appointed Francis Shen, Anthony Shen and David Williams to fill the vacancies. Francis Shen had been Chairman of the Board of Directors of Aastra since 1996, as well as Co-Chief Executive Officer since March 2005 and Chief Executive Officer from July 1996 to March 2005. Besides Mitel, Francis Shen is not currently a director of any public company. Anthony Shen had also been Co-Chief Executive Officer of Aastra since March 2005, as well as President and Chief Operating Officer since July 1996. Besides Mitel, Anthony Shen is not currently a director of any public company. Mr. Williams had been Aastra’s Lead Independent Director and Chair of the Compensation Committee. He retired as President and Chief Executive Officer of the Ontario Workplace Safety and Insurance Board in 2003. Prior to that, he held senior executive and finance roles with George Weston Limited and Loblaw Companies Limited, including a term as Chief Financial Officer of Loblaw Companies Limited. Mr. Williams is a director of Shoppers Drug Mart Corporation and of Canadian Apartment Properties REIT.

Mitel has entered into consulting agreements, dated December 11, 2013 with each of Francis Shen and Anthony Shen (the “Consulting Agreements”). The Consulting Agreements each provide for a six month term whereby Francis and Anthony Shen will each receive Cdn$60,000 per month, subject to certain pro rata adjustments in the event there are insufficient services for a full month, to provide assistance with the post-closing integration of Aastra into Mitel. In addition, Francis Shen will assume the position of Chief Strategy Officer of Mitel and Anthony Shen will assume the position of Chief Operating Officer of Mitel. Each of the Consulting Agreements can be terminated for convenience upon 60 days prior written notice to the other party. The Consulting Agreements include customary confidentiality, indemnity and other miscellaneous terms. The foregoing description of the Consulting Agreements is not complete and is qualified in its entirety by reference to the full text of the Consulting Agreements which are filed as Exhibits 10.2 and 10.3 hereto and incorporated herein by reference.

Item 5.03        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 31, 2014, Mitel’s Board determined to change its fiscal year end from April 30 to December 31, which is the fiscal year end of Aastra. Under the applicable rules of the SEC, Mitel intends to file a transition report on Form 10-K that will cover the eight-month period from May 1, 2013 through December 31, 2013.

Immediately following closing of the Arrangement, Mitel effected a vertical short-form amalgamation (the “Amalgamation”) under section 184 of the Canada Business Corporations Act with Aastra, Mitel Networks (Manitoba) Inc., Mitel Networks (BC) Inc. and 8449309 Canada Inc. (formerly prairieFyre Software Inc.). The amalgamated entity will continue as Mitel Networks Corporation. The Amalgamation was effectuated by articles of amalgamation, dated January 31, 2014 (the “Articles of Amalgamation”). The Articles of Amalgamation have been filed as Exhibit 10.4 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

The financial statements required by Item 9.01(a) of Form 8-K, with respect to the acquisition described in Item 2.01 herein, will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(b)	Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K, with respect to the acquisition described in Item 2.01 herein, will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(d)	Exhibits.

10.1	Credit Agreement, dated January 31, 2014, among Mitel Networks Corporation and Mitel U.S. Holdings, Inc. as the borrowers, Jefferies Finance LLC as the administrative agent and collateral agent, TD Securities (USA) LLC as the syndication agent, HSBC Bank and Canada Export Development Canada as the co-documentation agent and Jefferies Finance LLC and TD Securities (USA) LLC as joint lead arrangers and joint bookrunners, and the lenders named therein.

10.2	Consulting Agreement, dated December 11, 2013, between Mitel Networks Corporation and Francis Shen.

10.3	Consulting Agreement, dated December 11, 2013, between Mitel Networks Corporation and Anthony Shen.

10.4	Articles of Amalgamation, dated January 31, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2014

MITEL NETWORKS CORPORATION

By:	/s/ Todd Richardson
Name: Todd Richardson Title: Vice President of Finance and Corporate Controller